news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700

For Immediate Release…
February 7, 2013

UNIT CORPORATION ANNOUNCES 2012 RESERVE GROWTH OF 29%, PRODUCTION REPLACEMENT OF 337% AND 2013 GUIDANCE

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that the estimated year-end 2012 proved oil and natural gas reserves for its wholly owned subsidiary, Unit Petroleum Company, were 150 million barrels of oil equivalents (MMBoe), or 899 billion cubic feet of natural gas equivalents (Bcfe), as compared with 116 MMBoe, or 696 Bcfe, at year-end 2011, a 29% increase in its estimated proved reserves.  From all sources, Unit replaced approximately 337% of its 2012 production.  Estimated reserves were 15% oil, 23% natural gas liquids (NGLs), and 62% natural gas.

The following details the changes to Unit’s proved oil, NGLs, and natural gas reserves during 2012:

	Oil (MMbls)	NGLs (MMbls)	Natural Gas (Bcf)	Proved Reserves (MMBoe)

Proved Reserves, at December 31, 2011	20.2	22.1	442.1	116.0
Revisions of previous estimates	(1.8)	(2.6)	(55.1)	(13.6)
Extensions, discoveries and other	9.2	7.8	79.8	30.3
Purchases of minerals in place	2.8	11.1	141.5	37.5
Production	(3.2)	(2.8)	(48.9)	(14.2)
Sales	(5.2)	(0.4)	(3.8)	(6.2)

Proved Reserves, at December 31, 2012	22.0	35.2	555.6	149.8

The estimated 2012 year-end proved reserves included proved developed reserves of 118 MMBoe, or 706 Bcfe, (split 14% oil, 22% NGLs and 64% natural gas) and proved undeveloped reserves of 32 MMBoe, or 193 Bcfe, (split 17% oil, 30% NGLs and 53% natural gas).  Overall, 79% of Unit’s estimated proved reserves are proved developed.

The present value of the estimated future net cash flows from the 2012 estimated proved reserves (before income taxes and using a 10% discount rate (PV-10)), was approximately $1.5 billion. The present value was determined using the 12 month 2012 average price received.  The aggregate price used for all future reserves was $91.57 per barrel of oil, $30.57 per barrel of NGLs, and $2.58 per thousand cubic feet (Mcf) of natural gas.  Unit’s 2012 year-end proved reserves were independently audited by Ryder Scott Company, L.P.  Their audit covered properties which accounted for 82% of the discounted future net cash flow (PV-10).  See below for the reconciliation of PV-10 to the standardized measure of discounted future net cash flows as defined by GAAP.

2012 Production Information and 2013 Production Guidance
Production during the fourth quarter 2012 was 912,000 barrels of oil, 782,000 barrels of NGLs, and 14.5 Bcf of natural gas, or 4.1 MMBoe, an increase of 18% and 26% over the third quarter 2012 and the fourth quarter 2011, respectively.  Production for 2012 was 14.2 MMBoe, an increase of 18% from 12.1 MMBoe produced in 2011. 2012 production included a 28% increase in oil and NGLs.

For 2013, Unit’s preliminary annual production guidance is 16.0 MMBoe to 16.5 MMBoe, an increase of 13% to 16% over 2012.

Non-Cash Ceiling Test Write Down
Unit anticipates it will incur a non-cash ceiling test write down between $165 million to $180 million ($103 million to $112 million, after tax) in the fourth quarter of 2012.  The ceiling test write down is required to reduce the carrying value of the company’s oil and natural gas properties because of the impact of significantly lower net 12-month commodity prices.  From December 31, 2011 to December 31, 2012, the net 12-month average prices received decreased $0.43 per barrel of oil (1%), $15.58 per barrel of NGLs (34%), and $1.25 per Mcf of natural gas (33%).  The depreciation, depletion and amortization rate for the fourth quarter of 2012 is estimated to be $13.80 per Boe, a 10% increase over the third quarter of 2012 and a 12% reduction over the fourth quarter of 2011.

2013 Capital Expenditure Budget
The 2013 capital expenditures budget for all three of Unit’s business segments is $789 million, a 6% increase over 2012 capital expenditures, excluding, in both cases, acquisitions.  This amount includes $586 million for its oil and natural gas segment, $98 million for its contract drilling segment, and $105 million for its midstream segment.

Unit’s 2013 capital expenditures budget is based on realized prices for the year of $93.05 per barrel of oil, $32.05 per barrel of NGLs, and $3.56 per Mcf.  For 2013, Unit has hedged approximately 80% of its anticipated oil production and 71% of its anticipated natural gas production under swap contracts at average prices of $97.94 and $3.63, respectively.  This budget is subject to possible periodic adjustments for various reasons including changes in commodity prices and industry conditions.  Funding for the budget will come primarily from internally generated cash flow and, if necessary, borrowings under Unit’s bank credit facility.

Larry Pinkston, President and Chief Executive Officer of Unit Corporation said: “Despite commodity price headwinds, 2012 was a very good year for Unit.  We continued to focus our exploration efforts in oil and NGLs rich areas like the Granite Wash, Wilcox, and Marmaton plays.  In line with this focus, we completed our acquisition of oil and gas properties from Noble Energy in the Granite Wash in western Oklahoma. This acquisition has provided us not only with new production, but also a substantial drilling inventory for years to come.  The acquisition was particularly beneficial in that it will provide growth opportunity for all three of our business segments.  We were also successful during the year in beginning a divestiture program of some of our non-core or non-operated oil and natural gas properties resulting in proceeds of approximately $270 million.  As a result, we were able to complete our acquisition from Noble Energy for approximately $600 million while continuing to maintain a very conservative debt profile.  Our focus on capital efficiency will be integral in continuing to deliver strong shareholder performance.”

Fourth Quarter and Year-End 2012 Webcast

Unit will release its fourth quarter and year-end 2012 earnings and host a conference call on Tuesday, February 19, 2013.  During that call, Unit will provide a complete operational update on all three business segments.  The webcast will be broadcast live over the Internet at 11:00 a.m. Eastern time at http://www.unitcorp.com/investor/calendar.htm.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the company’s oil and natural gas production, oil and gas reserve information, projected capital budgets, as well as the ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the company’s oil and natural gas segment, development, operational, implementation and opportunity risks, possibility of future growth opportunities, and other factors described from time to time in the company’s publicly available SEC reports.  The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles (GAAP).  We believe certain non-GAAP performance measures provide users of our financial information and our management additional meaningful information to evaluate the performance of our company.

Unit Corporation
Unaudited Reconciliation of PV-10 to Standard Measure
December 31, 2012
PV-10 is the estimated future net cash flows from proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes.  Standardized Measure is the after-tax estimated future cash flows from proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP.  The company uses PV-10 as one measure of the value of its proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes.  The company believes that securities analysts and rating agencies use PV-10 in similar ways.  The company’s management believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves.  Below is a reconciliation of PV-10 to Standardized Measure:

2012
($ in billions)

PV-10 at December 31, 2012	$ 1.5
Discounted effect of income taxes	(0.4)

Standardized Measure at December 31, 2012	$ 1.1